Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form F-10 (File No. 333-278696) of Western Copper and Gold Corporation of our report dated March 28, 2024 relating to the financial statements of Western Copper and Gold Corporation, which appears in Exhibit 99.3 to Western Copper and Gold Corporation’s Annual Report on Form 40-F for the year ended December 31, 2023. We also consent to the reference to us under the heading “Interest of Experts” in such Registration Statement, and under the heading “Interests of Experts” in the Annual Information Form, filed as Exhibit 4.1 to such Registration Statement (and incorporated by reference to Exhibit 99.1 to Western Copper and Gold Corporation’s Annual Report on Form 40-F for the year ended December 31, 2023).

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

April 24, 2024